Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AGREEMENT made as of the 17th day of February, 2022.

BETWEEN:

SILVER BULL RESOURCES, INC.

Suite 1610 – 777 Dunsmuir Street

Vancouver, BC, V7Y 1K4

(the “Company”)

AND:

ARRAS MINERALS CORP.

Suite 1610 – 777 Dunsmuir Street

Vancouver, BC, V7Y 1K4

(“Arras”)

AND:

CHRISTOPHER RICHARDS

918 West 13th Avenue

Vancouver, BC, V5Z 1P3

(the “Executive”)

WHEREAS:

A.        The Company and the Executive entered into an Employment Agreement dated September 23, 2020 (the “Employment Agreement”) pursuant to which the parties agreed to the terms and conditions of employment of the Executive.

B.        The Company and the Executive wish to amend and restate the Employment Agreement.

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.        DEFINITIONS

1.1      Unless otherwise defined in the body of this Agreement, defined terms have the meanings ascribed to them in Schedule “A” of this Agreement.

2.        EMPLOYMENT

2.1     Position. The Company and Arras agree to employ the Executive as the Chief Financial Officer, reporting to the Chief Executive Officer. The Executive shall perform, observe and conform to such duties and instructions as from time to time are lawfully assigned or communicated to the Executive on behalf of the Company and Arras and on behalf of such affiliated companies designated by the Company as requiring the services of the Executive and as are consistent with his position.

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2.2    Service. During the term the Executive shall:

(a)   well and faithfully serve the Company and Arras and use his best efforts to promote the best interests of the Company;

(b)   unless prevented by ill health or injury, devote the whole of his working time and attention to the business of the Company and Arras;

(c)   comply in all material respects with any Company and Arras’ policies that may apply to the Executive from time to time; and

(d)   not, without the prior written consent of the Company or Arras, which consent may be reasonably withheld in the sole discretion of the Company or Arras, engage in any other business, profession or occupation, or become an officer, director, employee, contractor for service, agent or representative of any other corporation, partnership, firm, person, organization or enterprise.

2.3     Term. The term of this Agreement shall be effective from January 1, 2022 (the “Effective Date”) and shall continue until this Agreement and the Executive’s employment are terminated in accordance with Section 4 of this Agreement.

3.       COMPENSATION AND BENEFITS

3.1    Salary. The Company shall pay to the Executive $240,000 CDN (the “Total Base Salary”) per annum for all hours worked discharging the duties of his employment, payable in accordance with the Company’s regular payroll practices or on such other basis as mutually agreed between the Company and the Executive.

(a)  The Total Base Salary consists of the Silver Bull Base Salary in the amount of $60,000 CDN per annum, and the Arras Base Salary in the amount of $180,000 CDN per annum. The Silver Bull Base Salary may be increased from time to time in the sole discretion of the Board of Directors of the Company and the Arras Base Salary may be increased from time to time in the sole discretion of the Board of Directors of Arras.

3.2     Annual Bonus. The Executive will be eligible to receive an annual bonus based upon attaining the performance criteria set by the Boards of Directors:

(a)  For the Company, the terms and conditions of any bonus plan implemented by the Company are subject to modification from year to year by the Board of Directors of the Company in the Company’s sole discretion (the “Silver Bull Annual Bonus”). Whether the Executive has achieved the performance criteria in any year shall be determined by the Board of Directors of the Company, acting reasonably.

(b)  For Arras, the Executive is eligible to participate in the Arras’ annual performance bonus plan with a target of up to fifty (50) percent of the Arras Annual Base Salary (the “Arras Annual Bonus”). The amount of the Arras Annual Bonus shall be determined by the Arras Board of Directors, in its sole discretion, based on certain financial and operating goals and individual performance objectives as defined by the Board of Directors in its sole discretion. The Executive acknowledges that there is no assurance that any Arras Annual Bonus will be paid in any given year, that the Arras Annual Bonus arrangements will remain unchanged or that the Arras Annual Bonus will be of the same amount in any future year as in any past year. Subject to the requirements of Section 4 of this Agreement, in the event the Executive gives or receives notice of termination of engagement, all entitlement to receive an Arras Annual Bonus shall cease (except for: Arras Annual Bonuses that have already been paid to the Executive by the Corporation; any Bonuses that have been awarded to the Executive by the Corporation in respect of an already completed financial year of the Corporation but which have not yet been paid by the Corporation to the Executive; and Arras Annual Bonuses that have been earned by the Executive but not paid to the Executive by the Corporation however, in this latter instance, the Arras Annual Bonus shall be paid on a pro rata basis, up to but not beyond the termination date, based on the financial and operating goals and individual performance objectives that had been set by the Board of Directors).

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3.3     Stock Options. The Executive will be eligible to participate in the Company and Arras’s Stock Option Plan and Equity Incentive Plan, respectively. Any grants under these plans will be at the sole discretion of the Board of Directors of the Company and Arras.

3.4    Group Benefits. The Executive will be eligible to participate in the Company’s employee benefit plans, provided that such participation will be subject to all terms and conditions of such plans (including, without limitation, all waiting periods, eligibility requirements, contributions, exclusions or other similar conditions and limitations). The introduction and administration of the employee benefit plans is within the Company’s sole discretion, and the Executive agrees that the introduction, deletion or amendment of any of the benefits shall not constitute a breach of this Agreement.

3.5     Vacation. The Executive shall be entitled to take four (4) weeks of paid vacation per year. The timing of vacation will be subject to the Company and Arras’ business needs at the time.

3.6     Expenses. The Executive shall be reimbursed by the Company and Arras for all reasonable expenses incurred in connection with the Executive’s employment within a reasonable time after receipt of the appropriate invoice or other documentation related to such expenses.

3.7     Other Perquisites. The Company and Arras agree to pay all reasonable costs associated with annual professional development fees and membership dues incurred by the Executive related to the Executive’s employment and to provide the Executive with reasonable time off of work to attend certified accountant professional development courses.

3.8     Statutory Deductions. The Company shall have the right to deduct and withhold from the Executive’s compensation any amounts required to be deducted and remitted under the applicable provincial laws or federal laws of Canada.

4.       TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1     Termination by Executive. The Executive may terminate his employment with the Company and/or Arras by giving not less than ninety (90) days written notice of resignation to the Company and/or Arras. At the time the Executive provides the Company and/or Arras with notice of resignation, or at any time thereafter, the Company and/or Arras shall have the right to elect to terminate the Executive’s employment at any time prior to the effective date of the Executive’s resignation, and upon such election, shall provide to the Executive a lump sum payment equal to the Silver Bull Base Salary and/or Arras Base Salary then in effect for the number of days that remain outstanding to the effective date of the Executive’s resignation.

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4.2    Termination by Company Without Cause. The Executive may at any time terminate his agreement with the Company for “Good Reason”, and the Company may terminate this Agreement without Cause at any time by providing the Executive with written notice of termination and a lump sum payment equal to:

(a)  twelve (12) months of Silver Bull Base Salary and a pro-rata payment of the Silver Bull Annual Bonus.

(b)  If the Company terminates this Agreement without Cause within three (3) months of a Change of Control of the Company, the Company must pay the Executive twenty-four (24) months of Silver Bull Base Salary plus a lump sum payment equal to two (2) Silver Bull Annual Bonuses, based upon the average of the past two previous year’s bonuses paid to the Executive.

4.3    Termination by Arras Without Cause. The Executive may at any time terminate his agreement with the Company for “Good Reason”, and Arras may terminate this Agreement without Cause at any time by providing the Executive with written notice of termination and a lump sum payment equal to:

(a)  twelve (12) months of Arras Base Salary and a pro-rata payment of the Arras Annual Bonus.

(b)  If Arras terminates this Agreement without Cause within three (3) months of a Change of Control of the Company, Arras must pay the Executive twenty-four (24) months of Arras Base Salary plus a lump sum payment equal to two (2) Arras Annual Bonuses, based upon the average of the two previous years’ bonuses paid to the Executive.

4.4    Termination By Executive Following a Change of Control. With Good Reason, the Executive may elect, within six (6) months of a Change of Control of the Company and/or Arras to terminate his employment and this Agreement upon providing written notice of termination to the Company and/or Arras. Upon receipt of such notice of termination in accordance with this, the Company and/or Arras must pay the Executive twenty-four (24) months of Base Salary plus a lump sum payment equal to two (2) Annual Bonuses, based upon the average of the two previous years’ bonuses paid to the Executive.

4.5    Termination by the Company and/or Arras for Just Cause. Notwithstanding any other provision of this Agreement, the Company and/or Arras may, on written notice to the Executive, immediately terminate this Agreement and the Executive’s employment with the Company and/or Arras at any time for Cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

4.6    Directorship and Offices. Upon the termination of his employment with the Company or Arras, the Executive shall immediately resign any directorship or office held in the Company or Arras, or any respective parent, subsidiary or affiliated companies of the Company or Arras, and, except as provided in this Agreement, the Executive shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this Sections 4.2, 4.3 or 4.4.

4.7   Annual Bonus Upon Termination. The Executive’s participation in any and all annual bonus plans shall cease immediately on the date the Executive receives or gives notice of termination of this Agreement and the Executive shall only be entitled to receive any Annual Bonus prorated to the date the Executive receives or gives notice of termination.

4.8    Stock Options on Termination. The vesting and exercise of any stock options granted to the Executive in the event the Executive’s employment with the Company and Arras, or this Agreement is terminated, for any reason, shall be governed by the terms of the Stock Option Plan and any applicable stock option agreement in effect between the Company, Arras and the Executive at the time of termination.

4.9    No Additional Payments. The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive, the Company and/or Arras, the Executive shall not be entitled, by reason of the Executive’s relationship with the Company and Arras or by reason of any termination of his employment by the Company and/or Arras, for any reason, to any remuneration, compensation or other benefits other than those expressly provided for in this Agreement. The Executive further acknowledges and agrees that any amounts paid to the Executive pursuant to this Section 4 are inclusive of any amounts that may be payable under any statute of Canada in respect of compensation for length of service, notice of termination or severance pay.

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5.       CONFIDENTIAL INFORMATION

5.1     The Executive acknowledges that, by reason of the Executive’s employment by the Company and Arras, the Executive will have access to Confidential Information of the Company and Arras that the Company and Arras have spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the “Company” shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time. Furthermore, for the purposes of this Agreement any reference to “Arras” shall mean Arras, and such respective affiliates and subsidiaries as may exist from time to time.

5.2     The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and Arras and that the Confidential Information is and will remain the exclusive property of the Company and Arras, respectively.

5.3     The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s employment. The Executive agrees that, both during his employment and after the termination of his employment with the Company and/or Arras, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company and/or Arras, respectively.

5.4    The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

5.5    The Executive understands that the Company and Arras have from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company and Arras have agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.6     The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of the Company and Arras, including all Confidential Information which is in the Executive’s possession or under the Executive’s control are the property of the Company and Arras, and that the Executive will return same and any copies of same to the Company and/or Arras immediately upon termination of the Executive’s employment or at any time upon the request of the Company and/or Arras.

6.        RESTRICTED ACTIVITIES

6.1     Restriction on Competition. The Executive covenants and agrees with the Company that the Executive will not, without the prior written consent of the Company, at any time during his employment or for a period of six (6) months following the termination of the Executive’s employment, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business anywhere in Kazakhstan or the province of Coahuila, Mexico or other jurisdiction in which Arras and the Company are carrying on the business of mineral exploration which is in direct competition with the business of the Company. The restrictions set forth in this Section 6.1 shall terminate and shall not apply to the Executive where the Executive’s employment is terminated by the Company and/or Arras following a Change of Control.

6.2     Restriction on Solicitation. The Executive shall not, at any time during his employment or for a period of six (6) months after the termination of the Executive’s employment, for any reason, without the prior written consent of the Company and/or Arras, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

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(a)   any person who is employed by the Company and Arras to leave such employment; or

(b)   any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of the Executive’s employment a customer or supplier of the Company and Arras or any affiliate or subsidiary, to cease its relationship with the Company, Arras or any their affiliates or subsidiaries.

6.3    Corporate Opportunities. During the term of this Agreement, the Executive will offer to the Company any investment or other opportunity generally in the geographic area of the province of Coahuila, Mexico, and to Arras any investment or other opportunity generally in the country of Kazakhstan and any other geographic region in which the Company and Arras operate, of which he may become aware.  If after 10 working days the Board of Directors of either the Company or Arras, as applicable, refuses the opportunity to participate in the investment or venture, the Executive is free to seek other alternatives only during his private time.

6.4    Restriction on Investments. The Executive may make passive investments in companies involved in industries in which the Company and Arras operate, provided any such investment does not exceed a 10% equity interest, unless Executive obtains consent to acquire an equity interest exceeding 10% by consent of the Chief Executive Officer and the Chairman of the Company and Arras.

7.      ENFORCEMENT

7.1    The Executive acknowledges and agrees that the covenants and obligations under Sections 5 and 6 are reasonable, necessary and fundamental to the protection of the Company and Arras’ business interests, and the Executive acknowledges and agrees that any breach of these Sections by the Executive would result in irreparable harm to the Company and Arras, and loss and damage to the Company and Arras, for which the Company and/or Arras could not be adequately compensated by an award of monetary damages. Accordingly, the Executive agrees that, in the event the Executive violates any of the restrictions referred to in Sections 5 or 6, the Company and/or Arras shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

8.      GENERAL PROVISIONS

8.1    Cooperation and Assistance. The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company and Arras in the resolution of complaints, claims or disputes against the Company and/or Arras, including without limitation civil, criminal or regulatory proceedings.

8.2    Use of Likeness. The Executive hereby grants to the Company, Arras, their parent, subsidiary and affiliated companies, during the term of the Executive’s employment, and for a period of one (1) year after the termination of that employment for any reason, the right to use the Executive’s name, likeness and biography in connection with the advertising, sale and/or marketing of the Company and Arras’, or their parent or affiliated company’s, products or services.

8.3   Severability. If any provision of this Agreement is declared unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect with such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

8.4    Survival. The Company, Arras and the Executive expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Executive’s employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Executive’s employment or the termination of this Agreement for any reason.

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8.5    Entire Agreement. The provisions of this Agreement constitute the entire agreement between the parties and, except as specifically provided in any incentive plans that may be implemented from time to time after the Effective Date of this Agreement, supersede and cancel all previous communications, representations and agreements, whether oral or written, between the parties with respect to the Executive’s employment.

8.6     Amendment. This Agreement may not be amended or modified except by written instrument signed by the Company, Arras and the Executive.

8.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereby attorn to and submit to the jurisdiction of the courts of British Columbia.

8.8     Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

8.9     Assignment of Rights. The Company and Arras shall have the right to assign this Agreement to another party as a successor employer, provided that any such successor or assignee expressly assumes in writing the Company’s obligations under this Agreement. The Executive shall not assign his rights under this Agreement or delegate to others any of his functions and duties under this Agreement without the express written consent of the Company and Arras which may be withheld in its sole discretion.

8.10   Affiliated Corporations. The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Company and Arras, as well as the rights of the Company and Arras under this Agreement, shall run in favour of and shall be enforceable by the parent, subsidiary and affiliated companies of the Company and Arras. The Executive acknowledges that notwithstanding references in this Agreement to affiliated companies of the Company, this Agreement is between the Executive, the Company and Arras. The Executive shall have no right to enforce this Agreement against any party other than the Company and Arras unless this Agreement is assigned to any entity in accordance with Section 8.9 of this Agreement.

8.11   Legal Advice. The Executive acknowledges this Agreement has been prepared by the Company and that the Executive has had sufficient time to review these documents thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of these documents prior to their execution. By signing these documents, the Executive represents and warrants that he has read and understood these documents and that he executes them of his own free will and act.

          IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the day and year first above written.

SILVER BULL RESOURCES, INC.

Per:	/s/ Timothy Barry
Authorized Signatory

ARRAS MINERALS CORP.

Per:	/s/ Timothy Barry
Authorized Signatory

Per:	/s/ Christopher Richards
CHRSITOPHER RICHARDS

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SCHEDULE “A”

DEFINITIONS

The following terms shall have the following definitions:

(a)	“Board” means the Board of Directors of the Company;
(b)	“Cause” has the meaning commonly ascribed to the phrase “cause” or “just cause for termination” at common law and, without limiting the foregoing, includes any of the following acts or omissions:

(a)                 the Executive’s gross default or misconduct during the Executive’s employment in connection with or effecting the business of the Company and/or Arras;

(b)                the Executive’s continued refusal or willful misconduct to carry out the duties of his employment after receiving written notice from the Company and/or Arras of the failure to do so and having had an opportunity to correct same within a reasonable period of time from the date of receipt of such notice;

(c)                 theft, fraud, dishonesty or misconduct of the Executive involving the property, business or affairs of the Company and/or Arras, or in the carrying out of the duties of his employment; or

(d)                any material breach of this Agreement including any breach Sections 5, 6 or 7 of this Agreement;

(c)	“Change of Control” means the occurrence of one or more of the following events after the Effective Date of this Agreement:
(i)	a sale, lease or other disposition of all or substantially all of the assets of the Company or Arras,
(ii)	a consolidation or merger of the Company or Arras with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Company or Arras immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization; or
(iii)	a transaction or series or related transactions pursuant to which any person, entity or group within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934 (“1934 Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company, Arras, or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Company or Arras representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or
(iv)	a transaction or series of transactions pursuant to which (A) (i) any person, entity or group within the meaning of Section 13(d) or 14(d) of the 1934 Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company, Arras or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Company or Arras representing at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors or securities of the Company that, upon conversion or exchange of such securities, would represent at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors, or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than eighty percent (80%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization and (B) in connection with or as a result of such transaction or series of transactions, either (i) one-half (or more) of the members of the Board of Directors of the Company resign or are replaced with nominees designated by such person, entity or group or (ii) the chief executive officer of the Company resigns or is terminated as a result of such transaction or series of transactions.

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(d)	“Confidential Information” means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company or Arras (including the Executive) or received by the Company or Arras from an outside source which is maintained in confidence by the Company, Arras or any of its employees, contractors or customers including, without limitation:
(i)	any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or Arras, or that result from its marketing, research and/or development activities;
(ii)	any information relating to the relationship of the Company and/or Arras with any personnel, suppliers, principals, investors, contacts or prospects of the Company and/or Arras and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;
(iii)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;
(iv)	financial information, including the Company and/or Arras’ costs, financing or debt arrangements, income, profits, salaries or wages; and
(v)	any information relating to the present or proposed business of the Company and Arras.

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(e)	“Good Reason” means any of the following conduct by the Company and/or Arras:
(i)	a unilateral reduction to the Silver Bull Annual Salary or Arras Annual Salary;
(ii)	a unilateral reduction to the aggregate value of the Executive’s remuneration and benefits, other than Annual Salary;
(iii)	a unilateral material adverse change to the Executive’s position, title, authority or responsibilities;
(iv)	a unilateral requirement that the Executive relocate outside of the Metro Vancouver region of British Columbia (excluding occasional business travel); or
(v)	any reason which would be considered to amount to constructive dismissal pursuant to the common law.
(f)	“Person” means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and
(g)	“Stock Option Plan” means the 2019 Stock Option and Stock Bonus Plan for Silver Bull Resources, Inc. as amended from time to time.
(h)	“Equity Incentive Plan” means the 2021 Equity Incentive Plan for Arras Minerals Corp. as amended from time to time.